Exhibit (10.17)

Eastman Kodak Company
2013 Omnibus Incentive Plan

Award Agreement

This “Award Agreement” evidences an award of restricted stock units (“RSUs”) and non-qualified stock options (“NQSOs”) by the Company under the Eastman Kodak Company 2013 Omnibus Incentive Plan (the “Plan”).  Capitalized terms not defined in this Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	Jeffrey J. Clarke (the “Grantee”)
Grant Date:	March 12, 2014
Number of RSUs:	110,295
Number of NQSOs:	114,943 with a strike price of $27.20
Vesting Schedule

The RSUs and NQSOs will only vest if the Grantee is continuously employed by the Company or any of its Affiliates from the Grant Date through the applicable Vesting Date, and any unvested RSUs and NQSOs will be forfeited upon any termination of employment.

Notwithstanding the prior sentence, if the Grantee has an employment agreement with the Company that provides for continued or accelerated vesting upon certain qualifying terminations, the terms and conditions in that employment agreement will control.

Delivery Date:

No later than 30 days after the applicable Vesting Date and subject to Section 16.4 of the Plan (Tax Withholding), the Company shall issue to the Grantee one Share (or, at the election of the Company, cash equal to the Fair Market Value thereof) for each RSU that vests on such date.   Also, upon Vesting, your NQSOs will allow you to purchase shares of Eastman Kodak Company (“Kodak”) common stock at the strike price noted above.  Each option provides for the ability to purchase a single share of common stock.

Duration:

Notwithstanding the employment conditions noted under the Vesting Schedule, each NQSO will expire at the close of business on the day immediately prior to the seventh (7th) anniversary of the Grant Date, unless sooner forfeited in accordance with the terms and conditions of this Award Agreement or the Plan.

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference, and, by accepting this Award, the Grantee agrees to be subject to the terms and conditions of the Plan and this Award Agreement.  This Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the RSUs and NQSOs.